Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 66 to Registration Statement No. 33-4959 on Form N-1A of our report dated December 27, 2010, relating to the financial statements and financial highlights of The Alger Funds, including Alger Capital Appreciation Fund, Alger Large Cap Growth Fund, Alger Mid Cap Growth Fund, Alger SMid Cap Growth Fund, Alger Small Cap Growth Fund, Alger Growth Opportunities Fund, Alger Health Sciences Fund, Alger Balanced Fund, Alger Convertible Fund, and Alger Money Market Fund, appearing in the Annual Report on Form N-CSR of the The Alger Funds for the year ended October 31, 2010, and to the references to us under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 28, 2011